Exhibit 99.1

Growing FORward

2 Strong Asset Coverage

- Significant asset backing for our indebtedness provides strong coverage for investors
- Total Secured Debt[1] / 2013 Adj. Asset Value of 29% (assuming fully drawn revolver)[2]

Adjusted Asset Value[1] – YE 2013
($ in millions)

Assets	Acres	Value	Valuation Methodology
Real Estate	119,000	$582	Appraisals
Oil and Gas[3]	837,000	254	Credo Acquisition & Working Interests = 50% of Book Value Owned Minerals = 4x TTM EBITDA Multiple
Other[4]	11,000	543	Appraisals and Book Value
Total[5]		$1,378	

We have a competitive portfolio of assets principally located in healthier real estate markets and prolific oil and gas basins

[1] 65% of the assets reflected in the adjusted asset value are collateral for the senior secured credit facility.
[2] Adjusted asset value represents the sum of the following: unrestricted cash; the market values of wholly-owned land based on a combination of appraisals and book value; the enterprise value of our minerals business calculated as 4.0x trailing twelve month EBITDA; the book value of other real estate; and our pro-rata share of joint ventures' total assets. Adjusted asset value is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP). As of December 31, 2013, the book value of these corresponding assets was $1,063 million and total secured debt as a percentage of this amount was 37.6%.
[3] Oil and gas acreage of 837,000 includes 590,000 owned acres and 247,000 leased acres.
[4] Other principally includes our share of ventures total assets and book value of wholly-owned income producing assets.
[5] Excludes potential value from timberland owned through JV's, distributions and reimbursements from public improvement districts, and water rights.

FORESTAR

Historical Investments and Asset Collateral

Capital Expenditures



$104
65%
$5
$99
28%
$41
$7
$34
19%
$19
$3
$17
54%
$73
$2
$4
$67
$116
67%
$21
$3
$92
$215
$12
$96
65%
$107
2008
2009
2010
2011
2012
2013
Real Estate Acquisition & Development Costs
Oil & Gas
Property, Equipment and Reforestation
% Sales

Adjusted Asset Value[2]



$1,605
$1,285
$1,266
$996
$1,134
$1,378
2008
2009
2010
2011
2012
2013

[1] 2012 capital expenditures excludes acquisition of Credo for $146 million.

[2] Adjusted asset value includes unrestricted cash, asset value of wholly owned assets (timberland, raw entitled land, entitled land under development, Cibolo Canyons public improvement district Adjusted asset value represents the sum of unrestricted cash, market values of wholly-owned land based on a combination of appraisals and book value; minerals business enterprise value calculated as 4.0x trailing twelve month EBITDA; book value of other real estate and our pro-rata share of joint ventures' total assets. Adjusted asset value is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP). The corresponding GAAP value would be based on cash and cash equivalents, real estate, oil and gas properties and equipment, investment in unconsolidated ventures, timber and goodwill and other intangible assets. This corresponds to $788mm (2008), $694mm (2009), $691mm (2010), $668mm (2011), $804mm (2012) and $1,063mm (2013).

FORESTAR